Exhibit 10.13

DATA DOMAIN, INC.

3400 Hillview, Bldg #5, 2nd Floor

Palo Alto, CA 94304

December 8, 2003

Mr. David Schneider

Dear David:

Data Domain, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your initial title will be Vice President, North American Sales, and you will initially report to the Company’s CEO. This is a full-time position. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation. The Company will pay you a starting salary at the rate of $160,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible for incentive compensation for the 2004 fiscal year at plan of $140,000 pursuant to a sales compensation plan to be entered into by you and the Company within 30 days following the start of your employment with the Company. For fiscal year 2004, incentive compensation will be paid based on Revenue at the rate of 4 2/3% of Revenue up to $3,000,000. An accelerated commission rate of 6% of Revenue will be applied to Revenue in excess of $3,000,000 for the 2004 fiscal year. For the first six months of your employment, your incentive compensation will be paid to you as a non-recoverable draw at the rate of $40,000 per annum. This non-recoverable draw is an advance on unearned commissions. Any non-recoverable draw you receive will be deducted from any earned commissions earned during the first six months of employment as provided in the sales compensation plan. “Revenue” means amounts recognized as revenue in the General Ledger of the Company for the applicable fiscal year under the terms of the Company’s accounting policies. The determinations of the Chief Executive Officer with respect to your incentive compensation shall be final and binding.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

Mr. David Schneider

December 8, 2003

4. Stock Options. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 217,942 shares of the Company’s Common Stock (the “First Option”). The exercise price per share will be equal to the fair market value per share on the date the First Option is granted or on your first day of employment, whichever is later. The First Option will be subject to the terms and conditions applicable to options granted under the Company’s 2002 Stock Plan (the “Plan”), as described in the Plan and the applicable stock option agreement. The First Option will be immediately exercisable, but the unvested portion of the purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service terminates for any reason before you vest in the shares. You will vest in 25% of the First Option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement.

Subject to the approval of the Company’s Board of Directors or its Compensation Committee, if the Company exceeds its goal for the 2004 fiscal year of Revenue (as defined above) of $3,000,000, then you will be granted an option to purchase 54,485 shares (the “Second Option”). If the Revenue goal for 2004 is not exceeded, then the Second Option shall not be granted. The exercise price per share will be equal to the fair market value per share on the date the Second Option is granted. The Second Option will be subject to the terms and conditions applicable to options granted under the Plan, as described in the Plan and the applicable stock option agreement. The Second Option will be immediately exercisable, but the unvested portion of the purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service terminates for any reason before you vest in the shares. You will vest in 25% of the Second Option shares after 12 months of continuous service from the grant date, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement.

If the Company is subject to a Change in Control before your service with the Company terminates and you are subject to an Involuntary Termination within 12 months following such Change in Control, then the vested percentage of shares under your First Option will be determined by adding another 12 months to the actual period of service that you have completed with the Company. The foregoing acceleration provision shall apply to the Second Option only if it has been granted as of the date of the Change in Control.

“Involuntary Termination” means either (a) involuntary discharge by the Company for reasons other than Cause or (b) voluntary resignation following (i) a change in your position with the Company that materially reduces your level of authority or responsibility, (ii) a reduction in your base salary by more than 10% or (iii) receipt of notice that your principal workplace will be relocated more than 35 miles.

“Cause” means (a) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, (b) a material failure to comply with the Company’s written policies or rules, (c) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, or (d) gross misconduct. The foregoing, however, is not an exclusive list of all acts or omissions that the Company may consider as grounds for discharging you without Cause.

Mr. David Schneider

December 8, 2003

5. Severance Pay. If the Company terminates your employment for any reason other than Cause or Permanent Disability, then the Company will continue to pay your base salary for a period of 3 months following the termination of your employment. Your base salary will be paid at the rate in effect at the time of the termination of your employment and in accordance with the Company’s standard payroll procedures. If you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of your employment, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees until the earliest of (a) the close of the 3-month period following the termination of your employment, (b) the expiration of your continuation coverage under COBRA or (c) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment. However, this Paragraph 5 will not apply unless you (a) resign as a member of the boards of directors of the Company and all of its subsidiaries, to the extent applicable, (b) sign a general release of claims (in a form prescribed by the Company) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company and (c) have returned all Company property.

“Permanent Disability” means that you are unable to perform the essential functions of your position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

6. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

7. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company.

8. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

Mr. David Schneider

December 8, 2003

9. Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

10. Entire Agreement. This letter agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company.

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on December 12, 2003. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before January 12, 2004.

If you have any questions, please call me at                                     .

Very truly yours,

DATA DOMAIN, INC.

/s/ Frank Slootman
Frank Slootman
Chief Executive Officer and President

I have read and accept this employment offer:

/s/ David Schneider
Signature of David Schneider
Dated:	12/8/03

Attachment

Exhibit A: Proprietary Information and Inventions Agreement